Exhibit 5.1



                       May 29, 2001



Seabulk International, Inc.
2200 Eller Drive
Ft. Lauderdale, Florida 33316


Ladies and Gentlemen:

I have acted as counsel for Seabulk International, Inc., a Delaware corporation (the "Company") in connection with the issuance and sale pursuant to the registration statement on Form S-8 (the "Registration Statement") of up to 975,000 shares of the Common Stock and an indeterminate amount of interests to be offered or sold pursuant to the Seabulk International, Inc. Amended and Restated Equity Ownership Plan and the Seabulk International, Inc. Stock Option Plan for Directors (the "Plans"). Based upon my examination of such corporate records and other documents and such questions of law as I have determined necessary and appropriate, I am of the opinion that when issued, such securities to be offered or sold pursuant to the Plans, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Alan R. Twaits

                                       Alan R. Twaits
                                       Senior Vice President, General Counsel
                                       and Secretary